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                                                                     Exhibit 5.1

                        [LETTERHEAD OF BAKER & MCKENZIE]
June 27, 2001

SDC International, Inc.
777 S. Flagler, 8th Floor West
W. Palm Beach, FL 33401

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         On the date hereof, SDC International., Inc., a Delaware corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 1,500,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), pursuant to stock options ("Options") granted or to be granted under the Company's 2001 Non-Qualified Stock Option Plan (the "Plan"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Plan and preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.


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SDC International, Inc.
June 27, 2001
Page 2


         Based upon the foregoing examination, we are of the opinion that the Company presently has available at least 1,500,000 shares of authorized and unissued Common Stock from which the 1,500,000 shares of Common Stock proposed to be sold pursuant to the exercise of Options granted under the Plan may be issued. In addition, assuming that the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance to those persons who choose to exercise their Options, and that the consideration for the underlying shares of Common Stock issued pursuant to the Options is actually received by the Company as provided in the Plan, we are of the opinion that the shares of Common Stock issued pursuant to the exercise of Options granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                         Sincerely,

                                                         /s/ Baker & McKenzie
                                                         ----------------------
                                                         BAKER & MCKENZIE





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